Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 5) of our report dated March 22, 2017, except for Note 10 as to which the date is June 16, 2017, with respect to the audited consolidated financial statements of Pressure Biosciences, Inc. for the years ended December 31, 2016 and 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
August 9, 2017